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                                                                    EXHIBIT 99.7

                                                         INVOLUNTARY TERMINATION

                               CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                       WEBLINE COMMUNICATIONS CORPORATION
                            1997 STOCK INCENTIVE PLAN

OPTIONEE: [Employee],

                STOCK OPTION ASSUMPTION AGREEMENT effective as of the 2nd day of November, 1999 by Cisco Systems, Inc., a California corporation ("Cisco").

                WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of WebLine Communications Corporation, a Delaware corporation ("WebLine"), which were granted to Optionee under the WebLine 1997 Stock Incentive Plan (the "Plan") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

                WHEREAS, WebLine has been acquired by Cisco through the merger of WebLine with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Reorganization, by and between Cisco and WebLine (the "Merger Agreement").

                WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of WebLine under all outstanding options under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.15948147 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of WebLine common stock ("WebLine Stock").

                WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

                NOW, THEREFORE, it is hereby agreed as follows:

                1. The number of shares of WebLine Stock subject to the options held by Optionee immediately prior to the Effective Time (the "WebLine Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of WebLine under each of the WebLine Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each WebLine Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each WebLine Option hereby assumed shall be as specified for that option below, and the adjusted exercise



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price payable per share of Cisco Stock under the assumed WebLine Option shall also be as indicated for that option below.

-------------------------------------------------------------------------------------------------
             WEBLINE STOCK OPTIONS                            CISCO ASSUMED OPTIONS
-------------------------------------------------------------------------------------------------
 # of Shares of WebLine     Exercise Price per      # of Shares of      Adjusted Exercise Price
      Common Stock                 Share          Cisco Common Stock           per Share
-------------------------------------------------------------------------------------------------
    [WebLine Shares]         $[WebLine Price]       [Cisco Shares]          $[Cisco Price]
-------------------------------------------------------------------------------------------------

                2. The intent of the foregoing adjustments to each assumed WebLine Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the WebLine Stock subject to the WebLine Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the WebLine Option immediately prior to the Merger.

                3. Your WebLine Option may have been incorrectly documented with an expiration date later than ten (10) years from the date of grant, in violation of the terms of the Plan and the Internal Revenue Code (the "Code"). To comply with the terms of the Plan and the Code your option is hereby corrected and will expire on [Expiration Date].

                4. The following provisions shall govern each WebLine Option hereby assumed by Cisco:

                        (a) Unless the context otherwise requires, all references in each Option Agreement and, if applicable, in the Plan (as incorporated into such Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Common Stock" or "Stock" shall mean share of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                        (b) Except as modified in paragraph 3, the grant date and the expiration date of each assumed WebLine Option and all other provisions which govern either the exercise or the termination of the assumed WebLine Option shall remain the same as set forth in the Option Agreement applicable to that option, and the provisions of the Option Agreement shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                        (c) Each WebLine Option shall be assumed by Cisco as of the Effective Time. Pursuant to the terms of your Option Agreement, fifty percent (50%) of the unvested shares subject to your option assumed by Cisco in connection with the transaction will vest and become exercisable on an



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                accelerated basis upon the consummation of the Merger. Each such assumed WebLine Option shall thereafter continue to vest for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

                        (d) For purposes of applying any and all provisions of the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of WebLine, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed WebLine Options upon Optionee's cessation of service as an employee or a consultant of WebLine shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed WebLine Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, generally a ninety (90)-day period, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries.

                        (e) The adjusted exercise price payable for the Cisco Stock subject to each assumed WebLine Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as WebLine Stock prior to the Merger shall be taken into account.

                        (f) In order to exercise each assumed WebLine Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             MS 11-3
                             San Jose, CA 95134
                             Attention:  Stock Administration

                5. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



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                IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 2nd day of November, 1999.


                                        CISCO SYSTEMS, INC.

                                        By: /s/ LARRY R. CARTER
                                           -------------------------------------
                                                Larry R. Carter
                                                Corporate Secretary

                                 ACKNOWLEDGMENT

                The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her WebLine Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                                        ----------------------------------------
                                        [Employee],  OPTIONEE


DATED: __________________, 1999



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